UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Simpson Manufacturing Co., Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SIMPSON MANUFACTURING CO., INC.

5956 W. Las Positas Blvd.
Pleasanton, California 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Simpson Manufacturing Co., Inc.:

We will hold the annual meeting of our stockholders at 2:00 p.m., Pacific Daylight Time, on Monday, April 16, 2007, at our home office located at 5956 W. Las Positas Blvd., Pleasanton, California.   The matters that you will address at this meeting are:

1.     Election of 1 director to our Board of Directors, to hold office for a 3-year term and until his successor is elected and qualifies or until his earlier resignation or removal.

2.     Consideration of and action on a proposal to ratify our Board of Directors’ selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

3.     Any other business that properly comes before the meeting.

Only stockholders of record as of February 22, 2007, are entitled to notice of and will be entitled to vote at this meeting or any adjournment of this meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Michael J. Herbert
Secretary

Pleasanton, California
March 16, 2007

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.  YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE THE PROXIES YOU APPOINT CAST YOUR VOTES.

SIMPSON MANUFACTURING CO., INC.

5956 W. Las Positas Blvd.
Pleasanton, California 94588
March 16, 2007

PROXY STATEMENT

Solicitation and Voting of Proxies

On behalf of the Board of Directors of Simpson Manufacturing Co., Inc., a Delaware corporation, we are soliciting from you a proxy in the enclosed form for use at our Annual Meeting of Stockholders.  We will hold this meeting at our home office located at 5956 W. Las Positas Blvd., Pleasanton, California, on Monday, April 16, 2007, at 2:00 p.m., Pacific Daylight Time.  Your proxy will be used at this meeting or at any adjournment of this meeting.  Only holders of record of our common stock at the close of business on February 22, 2007, may vote at this meeting.  At the close of business on that date, we had 48,400,475 shares of our common stock outstanding and entitled to vote.  A majority, or 24,200,238, of these shares, present in person or represented by proxy at this meeting, will constitute a quorum for the transaction of business.  We are distributing this Proxy Statement and our Annual Report to Stockholders for the year ended December 31, 2006, to each of our stockholders on or about March 16, 2007.

Revocability of Proxy

If you give a proxy, you may revoke it, at any time before the proxy holders vote it at the meeting, in any of the 3 following ways:

•                  deliver a written notice to our Secretary by any means, including facsimile, stating that the proxy is revoked;

•                  sign a proxy bearing a later date and deliver it to our Secretary; or

•                  attend the meeting and vote in person, although your attendance at the meeting will not, by itself, revoke your proxy.

If, however, your shares are held of record by a broker, bank or other nominee and you desire to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares you desire to vote.

Expenses of Proxy Solicitation

We are paying the expenses of this solicitation of proxies.  After we mail this Proxy Statement and other soliciting materials, we or our agents may also solicit proxies by mail, telephone or facsimile or in person.

Voting Rights

As a holder of our common stock, you are entitled to one vote per share on any matter submitted to a vote of the stockholders.  Our Bylaws permit stockholders to cumulate their votes in the election of directors at an annual meeting if, at least 65 days before the meeting, a stockholder notifies our Secretary in writing of the stockholder’s intention to cumulate votes.  Cumulative voting would entitle each stockholder to give one properly nominated candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the stockholder or to distribute those votes on the same principle among as many properly nominated candidates as the stockholder thinks fit.  Our Secretary has not, however, received a cumulative voting notice for this meeting, and as a result cumulative voting will not be available at this meeting.

Our Board of Directors expects its nominee named below to be available for election.  If any nominee is not available, the proxy holders may vote for a substitute whom the Governance and Nominating

Committee of our Board of Directors may nominate.  We are not aware of any specific matter to be brought before the meeting that is not identified in the notice of the meeting and this Proxy Statement.  If, however, stockholders present proposals at the meeting that are not included in this Proxy Statement, the proxy holders will have discretion to vote on those proposals as they see fit.  The proxies solicited by this Proxy Statement will confer discretionary authority on matters of which we are not aware a reasonable time before the meeting.  Accordingly, the proxy holders may use their discretionary authority to vote on any such matter pursuant to the proxies in the enclosed form.

Our stockholders may cast votes personally at the meeting or the proxy holders may cast the votes of stockholders who provide proxies in the enclosed form.  Our stockholders will elect a director at the meeting by a plurality of the votes cast at the meeting.  In the election of directors, that is, the nominees receiving the highest numbers of affirmative votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares are elected.  Votes against a nominee and votes withheld have no legal effect.  Approval of Proposal No. 2 will require the affirmative vote of a majority of the votes cast at the meeting.  Abstentions and broker nonvotes count as shares present for determination of a quorum but do not count as affirmative or negative votes on any item to be voted on and do not count in determining the number of shares voted on any item.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information, as of February 22, 2007, unless otherwise indicated, about the beneficial ownership of our common stock by —

•                  each stockholder known by us to be the beneficial owner of more than 5% of our common stock,

•                  each director and director nominee,

•                  each person currently serving as one of our executive officers named in the Summary Compensation Table — see “Executive Compensation” below, and

•                  all of our current executive officers and directors as a group.

	Amount and Nature of	Percent
Name and, for Each 5% Beneficial Owner, Address	Beneficial Ownership (1)	of Class
Barclay Simpson (2) 5956 W. Las Positas Blvd. Pleasanton, CA 94588	10,626,764	22.0%
Royce & Associates, LLC (3) 1414 Avenue of the Americas New York, NY 10019	6,701,100	13.8%
Fidelity Management and Research Company (4) 82 Devonshire Street Boston, MA 02109	4,810,736	9.9%
Neuberger Berman, LLC (5) 605 Third Avenue New York, NY 10158	3,725,472	7.7%
ClearBridge Advisors, LLC (6) 399 Park Avenue New York, NY 10022	2,771,159	5.7%
U.S. Trust Corporation (7) 114 West 47th Street, 25th Floor New York, NY 10036-1532	2,656,047	5.5%
Thomas J Fitzmyers (8)	558,941	1.2%
Stephen B. Lamson (9)	117,895	*
Phillip T. Kingsfather (10)	38,110	*
Michael J. Herbert (11)	195,500	*
Jennifer A. Chatman (12)	5,000	*
Earl F. Cheit (13)	9,000	*
Peter N. Louras, Jr. (14)	11,683	*
Robin G. MacGillivray (12)	5,000	*
Barry Lawson Williams (15)	7,000	*
All current executive officers and directors as a group (16)	11,574,893	23.8%

*      Less than 0.5%

(1)                                  We based the information in this table on information that our officers and directors provided to us and on statements on Schedule 13D or 13G that stockholders filed with the Securities and Exchange Commission and sent to us.  Unless otherwise indicated below, the persons named in the table had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)                                  Includes 4,250 shares subject to options that we granted under the 1994 Stock Option Plan and that are exercisable within 60 days.

(3)                                  Royce & Associates, LLC beneficially owned an aggregate of 6,701,100 shares as of December 31, 2006.  Royce & Associates, LLC had sole power to vote or direct the vote and to dispose or direct the disposition of these shares.

(4)                                  Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,810,736 shares or 9.9% of our outstanding common stock as a result of acting as investment adviser to various investment companies registered under section 8 of the Investment Company Act of 1940.

The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 4,810,736 shares or 9.9% of our outstanding common stock.  Fidelity Low Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109.

Edward C. Johnson III and FMR Corp., through its control of Fidelity Management & Research Company, and the funds each has sole power to dispose of the 4,810,736 shares owned by the funds.

Members of the family of Edward C. Johnson III, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp.  The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares.  Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

Neither FMR Corp. nor Edward C. Johnson III, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(5)                                  Neuberger Berman, LLC is deemed to be a beneficial owner since it has shared power to make decisions whether to retain or dispose, and in some cases the sole power to vote, the securities of many unrelated clients. Neuberger Berman, LLC does not, however, have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. As of December 31, 2006, Neuberger Berman, LLC shared dispositive power with respect to 3,725,472 shares, had sole voting power with respect to 4,700 shares and shared voting power with respect to 3,045,000 shares.

With regard to the shares set forth in the table, Neuberger Berman, LLC and Neuberger Berman Management Inc. are deemed to be beneficial owners. because they both have shared power to make decisions whether to retain or dispose and vote the securities. Neuberger Berman, LLC and Neuberger Berman Management Inc. serve as a sub-adviser and investment manager, respectively, of Neuberger Berman’s various Mutual Funds which hold such shares in the ordinary course of their business and not with the purpose nor with the effect of changing or influencing the control of the issuer. The holdings of Lehman Brothers Asset Management LLC, an affiliate of Neuberger Berman LLC, are also aggregated to comprise the holdings referenced herein.

No other Neuberger Berman, LLC advisory client has an interest of more than 5% of the issuer.

 (6)                               ClearBridge Associates, LLC, ClearBridge Asset Management, Inc. and Smith Barney Fund Management LLC (collectively “ClearBridge”) beneficially owned an aggregate of 2,771,159 shares as of December 31, 2006. ClearBridge had shared power to vote or direct the vote of 2,487,689 of these shares and shared power to dispose or direct the disposition of all of these shares.

(7)                                  U.S. Trust Corporation, in its capacity as investment adviser, is the beneficial owner of these shares. Clients of U.S. Trust Corporation own the shares. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. U.S. Trust Corporation beneficially owned an aggregate of 2,656,047 shares as of December 31, 2006.  U.S. Trust Corporation had sole power to vote or direct the vote of 1,493,203 of these shares and shared power to vote or direct the vote of 27,135 of these shares. U.S. Trust Corporation had sole power to dispose or direct the disposition of 2,486,582 of these shares and shared power to dispose or direct the disposition of 168,280 of these shares.

(8)                                  Includes 38,250 shares subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days. Mr. Fitzmyers has a revolving line of credit in the maximum amount of $5.0 million that is secured, in part, by 500,000 shares of our common stock that he owns.

(9)                                  Includes 16,500 shares subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days.

(10)                            Includes 25,043 shares subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days.

 (11)                         Includes 195,500 shares subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days.

(12)                            Includes 5,000 shares subject to options that we granted under our 1995 Independent Director Stock Option Plan and that are exercisable within 60 days.

(13)                            Includes 7,000 shares subject to options that we granted under our 1995 Independent Director Stock Option Plan and that are exercisable within 60 days.

(14)                            Includes 7,000 shares subject to options that we granted under our 1995 Independent Director Stock Option Plan and that are exercisable within 60 days.  Mr. Louras holds 4,683 of these shares in a brokerage account that is eligible for margin loans. No loan balance is outstanding that is secured by these shares.

(15)                            Includes 7,000 shares subject to options that we granted under our 1995 Independent Director Stock Option Plan and that are exercisable within 60 days.

(16)                            Includes 310,543 shares subject to options that are exercisable within 60 days, including the options described in the above notes.

PROPOSAL NO. 1
ELECTION OF DIRECTOR

Nominee

We have nominated for re-election at the meeting Peter N. Louras, Jr., whose term as director expires in 2007.  Below are the names of our directors and information about them.  The persons authorized to vote the shares represented by proxies in the enclosed form intend to vote for Mr. Louras.  Under our Bylaws, the stockholders will not be permitted to nominate anyone at the meeting.  If stockholders cast any votes at the meeting for any candidates other than the one that we have nominated, the persons authorized to vote shares represented by proxies in the enclosed form, except for proxies withholding authority to vote for the election of directors or for any particular nominees, will have full discretion and authority to vote for any or all of the nominees in such order as those persons may determine.

		Director
Name	Age	Since	Position
Barclay Simpson (4)	85	1956	Chairman of the Board and Director — term expiring in 2009
Thomas J Fitzmyers	66	1978	President and Chief Executive Officer and Director — term expiring in 2008
Stephen B. Lamson	54	1990	Vice President and Director — term expiring in 2007
Jennifer A. Chatman (1) (2) (4)	47	2004	Director — term expiring in 2009
Earl F. Cheit (2) (3) (4)	80	1994	Director — term expiring in 2008
Peter N. Louras, Jr. (1) (2) (3) (4)	57	1999	Director — term expiring in 2007
Robin G. MacGillivray (2) (3) (4)	51	2004	Director — term expiring in 2009
Barry Lawson Williams (1) (3) (4)	62	1994	Director — term expiring in 2008

(1)          Member of the Compensation Committee

(2)          Member of the Audit Committee

(3)          Member of the Governance and Nominating Committee

(4)          Member of the Growth Committee

Mr. Lamson has informed us that, in view of his pending retirement, he will not stand for re-election as a director at this meeting.

Executive Officers

Our executive officers include Barclay Simpson, Thomas J Fitzmyers and Stephen B. Lamson.  They are also executive officers and directors of some of our subsidiaries.  Michael J. Herbert, age 48, is our Chief Financial Officer, Treasurer and Secretary and serves some of our subsidiaries in similar capacities.  Phillip T. Kingsfather, age 60, is the President and Chief Operating Officer of our subsidiary, Simpson Strong-Tie Company Inc.  Stephen P. Eberhard, age 53, is a director and the Chief Executive Officer of our subsidiary, Simpson Dura-Vent Company, Inc.  We regard Mr. Kingsfather and Mr. Eberhard as executive officers, because they both perform management policy-making functions for us.

Biographical Information

Barclay Simpson has been the Chairman of our Board of Directors since 1994.  He has been with our management since our inception in 1956.  Mr. Simpson also is a member of the Boards of Directors of Calender Robinson Insurance, the University Art Museum of the University of California, Berkeley, and the California College of the Arts.  He is also active in other charitable and educational institutions.

Thomas J Fitzmyers has served as our President and as a director since 1978.  He has served as our Chief Executive Officer since 1994.  He has served as the Chief Executive Officer and a director of our subsidiary, Simpson Strong-Tie Company Inc., since 1983.  He has served as a director of our subsidiary, Simpson Dura-Vent Company, Inc., since 1982.  Mr. Fitzmyers was employed by Union Bank from 1971 to 1978.  He was a Regional Vice President when he left Union Bank to join us in 1978.

Stephen B. Lamson has served as —

•                  the President and Chief Operating Officer of Simpson Strong-Tie Company Inc. from 2000 to 2006,

•                  our Vice President since 2000,

•                  the Secretary of Simpson Strong-Tie Company Inc. from 1992 to 2000,

•                  our Chief Financial Officer and Treasurer and in similar capacities for Simpson Strong-Tie Company Inc. and Simpson Dura-Vent Company, Inc. from 1989 to 2000, and

•                  our Secretary and in a similar capacity for Simpson Dura-Vent Company, Inc. from 1989 to 2000.

Mr. Lamson has served as one of our directors since 1990, as a director of Simpson Strong-Tie Company Inc. since 1992 and as a director of Simpson Dura-Vent Company, Inc. since 1989.  From 1980 to 1989, Mr. Lamson was with Coopers & Lybrand.  He was an audit manager when he left that firm to join us in 1989.  Mr. Lamson has announced his intention to retire in 2007.

Jennifer A. Chatman is the Paul J. Cortese Distinguished Professor of Management, Haas School of Business, University of California, Berkeley.  Before joining the Berkeley faculty in 1993, she was a professor at the Kellogg Graduate School of Management, Northwestern University.  She received her Ph.D. from University of California, Berkeley in 1988.  She is an Advisory Board Member of Ashesi University in Ghana and a member of the Board of Trustees of Prospect Sierra School.  In addition to her research and teaching at University of California, Berkeley, she consults with a wide range of organizations and teaches in executive development programs at the Haas School of Business, Stanford University and Columbia University.

Earl F. Cheit is Dean and Edgar F. Kaiser Professor Emeritus, Haas School of Business, University of California, Berkeley.  Until 2001, he was Chairman of the Board of YCI, a consumer products company, and Senior Advisor, Asia Pacific Economic Affairs, The Asia Foundation.  He is a member of the Audit Committee of the Evelyn and Walter Haas, Jr. Fund, a Trustee of Mills College, a Trustee of the University of California, Berkeley, Foundation and founding Chairman of Cal Performances, the performing arts presenter and commissioner at UC Berkeley.

Peter N. Louras, Jr. is a retired corporate executive.  He served as Interim President at John F. Kennedy University in Pleasant Hill, California, from October 2003 to May 2004.  He previously served as the Vice President for Strategic Planning and has served on the University’s Board of Regents since 1994.  He joined The Clorox Company in 1980 and was Group Vice President from May 1992 until his retirement in July 2000.  In this position, he served on Clorox’s Executive Committee with overall responsibility for that company’s international business activities and business development function, including acquisitions and divestitures.  Before joining Clorox, Mr. Louras, a certified public accountant, worked at Price Waterhouse in San Francisco.  Mr. Louras is a member of the American Institute of CPAs and the Pennsylvania Institute of CPAs.  He is currently a member of the Board of Directors of Dealer Fusion, a privately owned company, and serves on the boards of various not-for-profit organizations.

Robin G. MacGillivray became president of what was then SBC West Business Communications Services (now AT&T West) in July 2003.  She is responsible for business market sales and customer service in

California and Nevada.  She previously served as Senior Vice President — Strategic Process Improvement, where she oversaw that company’s call center transformation, DSL improvement, and sales and marketing process standardization efforts.  Ms. MacGillivray joined SBC in 1979, after receiving her bachelor’s degree in journalism from the School of Journalism and her master’s in telecommunications management from the Annenberg School of Communications, both at the University of Southern California.  She completed the Stanford Executive Program at Stanford University in 1997.  She has worked in numerous SBC company organizations and functions, including Engineering, Operations, Finance, Human Resources, Marketing, Customer Service and Sales. She is a Regent of John F. Kennedy University and on the Board of Directors of the Girl Scouts of the San Francisco Bay Area.

Barry Lawson Williams has been President of Williams Pacific Ventures Inc., a venture capital and real estate consulting firm, since 1987.  He is a director of PG&E Corporation, CH2M HILL Companies, Ltd., SLM Corp., Northwestern Mutual Life Insurance Co. and R.H. Donnelly & Co.  Mr. Williams was also a General Partner of WDG Ventures Inc., a California limited partnership, until 2002.  He was interim President and Chief Executive Officer of the American Management Association International during 2000 and 2001.

Michael J. Herbert has served as our and our subsidiaries’ Chief Financial Officer, Treasurer and Secretary since 2000.  From 1988 to 2000 he held various financial management positions, with his last position as Director of Finance, with Sun Microsystems, Inc.

Phillip T. Kingsfather has served as the President and Chief Operating Officer of Simpson Strong-Tie Company Inc. since August 2006 and has been with us since 1979. His career with our company started in 1979 as an Outside Sales Representative in the Pacific Northwest for Simpson Strong-Tie. In 1985, he became Regional Sales Manager. He joined our Anchor Systems sales team in 1997 and was instrumental in the launch of this product line. In 2003, he was promoted to Vice President in charge of our Anchor Systems product line.

Stephen P. Eberhard has served as the President of Simpson Dura-Vent Company, Inc. since November 2003 and Chief Executive Officer and a director of Simpson Dura-Vent Company, Inc. since January 2004.  From 1994 to 2003, he served as Vice President of Information Systems for Simpson Strong-Tie Company Inc.  From 1983 to 1994 he served in various capacities with us and our subsidiaries, including cost accountant, controller, purchasing manager, and Director of Information Systems.  From 1977 to 1982, Mr. Eberhard was general manager of a family-owned retail industrial equipment dealership.  Mr. Eberhard was an auditor with Price Waterhouse from 1975 to 1977.

Independence

The New York Stock Exchange corporate governance rules require that the board of directors of a listed company consist of a majority of independent directors.  A majority of our directors are independent under those rules.

Pursuant to the New York Stock Exchange corporate governance rules, our Board of Directors has adopted categorical independence standards to assist in determining director independence.  The categorical standards provide that a director will not be independent of a listed company if:

•                  the director is, or has been within the last 3 years, an employee of the listed company, or an immediate family member is, or has been within the last 3 years, an executive officer, of the listed company;

•                  the director has received, or has an immediate family member who has received, during any 12-month period within the last 3 years, more than $100,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service;

•                  (a) the director or an immediate family member is a current partner of a firm that is the listed company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance, but not tax planning, practice; or (d) the director or an immediate family member was within the last 3 years, but is no longer, a partner or employee of such a firm and personally worked on the listed company’s audit within that time;

•                  the director or an immediate family member is, or has been within the last 3 years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on the other company’s compensation committee; or

•                  the director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from, the listed company for property or services in an amount that, in any of the last 3 fiscal years, exceeded the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

For purposes of the categorical standards, “immediate family member” includes a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than any domestic employee, who shares the director’s home.

Applying the categorical independence standards, our Board of Directors has affirmatively determined that each of Messrs. Cheit, Louras and Williams, Ms. Chatman and Ms. MacGillivray is independent under the New York Stock Exchange corporate governance rules, in that none of them has a material relationship with us, either directly or as a partner, shareholder, officer or employee of an organization that has a relationship with us.  Our other directors, Messrs. Simpson, Fitzmyers and Lamson, are not independent.  In making its determination, our Board of Directors considered all relevant facts and circumstances, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and considered the issue not merely from the standpoint of a director, but also from that of persons or organizations with which a director has an affiliation.

Attendance at Meetings

Our Board of Directors held 10 meetings in 2006.  Its committees held a total of 16 meetings in 2006, including 6 meetings of the Audit Committee, 6 meetings of the Compensation Committee and 4 meetings of the Governance and Nominating Committee.  Each director attended at least 75% of the meetings of our Board of Directors and at least 75% of the meetings of the committees on which he or she served in 2006.  All of our directors attended the Annual Meeting of Stockholders in 2006, although we do not have a policy that requires our directors to attend the Annual Meeting of Stockholders.

Meetings of Independent Directors

Our independent directors meet at regularly scheduled executive sessions without other members of management.  The independent directors elect one of their number to preside over each such meeting to allow each of them an opportunity to preside.

Communications with our Board of Directors

We encourage stockholders and interested parties to communicate any concerns or suggestions directly to the independent members of our Board of Directors, by writing to:

Board of Directors
Simpson Manufacturing Co., Inc.
P.O. Box 1394
Alamo, CA 94507-7394

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” ELECTION OF PETER N. LOURAS, JR., THE NOMINEE FOR DIRECTOR AT THIS MEETING.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has selected PricewaterhouseCoopers LLP as the principal independent registered public accounting firm to audit our internal controls over financial reporting and financial statements for 2007.  You will be asked to ratify that selection.  PricewaterhouseCoopers LLP has audited our financial statements since before our initial public offering in 1994.  A PricewaterhouseCoopers LLP representative will be present at the meeting, will be given an opportunity to make a statement at the meeting if he or she desires to do so, and will be available to respond to appropriate questions.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below provides information on compensation for the year ended December 31, 2006, for our Principal Executive Officer, our Principal Financial Officer and our 3 other most highly compensated executive officers.  We refer to these officers as “Named Executive Officers.” The amounts shown include all compensation for services to us and our subsidiaries in all capacities.

Name and Principal Position	Year	Salary($)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation($)(2)	All Other Compen- sation($)(3)	Total($)

Thomas J Fitzmyers, Our President and Chief Executive Officer	2006	316,747	97,380	2,721,091	57,844{4}	3,193,062

Michael J. Herbert Our Chief Financial Officer and Secretary	2006	186,503	443,248	614,524	29,560{5}	1,273,835

Barclay Simpson, Our Chairman of the Board	2006	150,000	10,820	1,103,927	23,841	1,288,588

Phillip T. Kingsfather, President and Chief Operating Officer of Simpson Strong-Tie Company Inc.	2006	143,033	223,828	548,812	113,772{6}	1,029,445

Stephen B. Lamson, Our Vice President(7)	2006	210,141	64,920	1,614,526	32,200	1,921,787

(1)          We determined the value of a stock option awards by multiplying the number of shares subject to the option that vested during 2006 by the fair value per share as of the grant date for each grant beginning with January 1, 2003.  We applied the Black-Scholes option pricing model to determine fair value in accordance with Statement of Financial Accounting Standards No. 123R “Share Based Payment” (Revised 2004), using the following assumptions:

Grant Date	Risk Free Interest Rate	Dividend Yield	Expected Life	Volatility	Exercise Price Range			Weighted Average Fair Value

011/26/06	4.46%	0.79%	6.3 years	27.2%	$40.72	to	$44.79	$13.68
011/01/05	3.87%	0.57%	6.4 years	28.0%	$34.90	to	$38.39	$11.91
011/01/04	3.77%	—	6.4 years	29.1%	$25.43	to	$27.97	$9.51
011/01/03	4.01%	—	6.2 years	29.2%	$16.45	to	$18.10	$6.17

In January 2005, our Board of Directors resolved to accelerate the vesting of all unvested stock options in the event of a change of control.  See “Grants of Plan-Based Awards” below.

(2)          Awards earned under our Executive Officer Cash Profit Sharing Plan are earned in one quarter and paid in the following quarter. The amount in this column represents all cash paid during 2006 under our Executive Officer Cash Profit Sharing Plan. No amounts are deferred or payable by their terms at a later date. See “Process and Procedures for Consideration and Determination of Executive and Director Compensation — Non-Equity Incentive Plan Compensation” below.

(3)          Includes a contribution of an amount equal to 15% of each officer’s 2005 salary to the officer’s profit sharing trust account, up to the annual qualified contribution limit of $31,500 per account, plus funds forfeited by other employees who terminated from the profit sharing trust with an unvested balance.

(4)          Includes:

Profit sharing trust contribution and forfeitures	$33,377
Hire of aircraft	15,666
Reimbursement of personal income taxes related to hire of aircraft	8,601
Charitable gift matching contributions	200

The amount related to Mr. Fitzmyers’ use of an aircraft included travel between his home and our offices and travel on our business.  As the lessee of the airplane, Mr. Fitzmyers is responsible for the aircraft’s maintenance and he receives a portion of each payment to the charter company for its use, whether by us or others.  The total cost to us, including Mr. Fitzmyers’ compensation, approximated $213,000 in 2006.  In computing the compensation cost of airplane use, we applied the Standard Industrial Fare Level tables prescribed by applicable Internal Revenue Service regulations.  The independent members of our Board of Directors unanimously approved this arrangement.

(5)          Includes:

Profit sharing trust contribution and forfeitures	$28,560
Charitable gift matching contributions	1,000

(6)   Includes:

Profit sharing trust contribution and forfeitures	$18,548
Housing allowance	54,167
Reimbursement of relocation costs	30,897
Reimbursement of personal income taxes related to relocation costs	10,160

The amount related to Mr. Kingsfather’s housing allowance included incremental financing and transaction costs.  The independent members of our Board of Directors unanimously approved this arrangement.

(7)          We have not paid or accrued any amount for Mr. Lamson in connection with his planned retirement.

Compensation Committee

The Compensation Committee of our Board of Directors is responsible for the development and review of our compensation policy for all of our salaried employees, including compensation in the form of stock options, and is responsible for reviewing and approving the compensation discussion and analysis for inclusion in our Annual Report on Form 10-K and our proxy statement.  The Compensation Committee comprises 3 independent directors, as defined by the New York Stock Exchange Rules.  In addition, the members of the Compensation Committee are both “non-employee directors” — directors who satisfy the requirements established by the Securities and Exchange Commission for non-employee directors under Rule 16b-3 — and “outside directors” — directors who satisfy the requirements established under Internal Revenue Code section 162(m).  Our Board of Directors appoints the members of the Compensation Committee for indefinite terms and may remove any member at any time.  The Compensation Committee operates under a written charter that our Board of Directors adopted, which is available on our website at http://www.simpsonmfg.com/financials/compensation.html.  We will provide a printed copy of the charter to any stockholder on request.

The Compensation Committee had us perform a salary survey in 2004 and in 2005 informally queried executive search and compensation consultants to identify benchmarks against which to compare our Chief Executive Officer’s compensation. To assist in identifying benchmarks for the future compensation of our Named Executive Officers, the Compensation Committee has engaged the services of Semler Brossy Consulting Group LLC.  In 2006, we increased by 3% the salary of each of Thomas J Fitzmyers, Stephen B. Lamson and Michael J. Herbert, but did not increase Barclay Simpson’s salary.  We increased Phillip T. Kingsfather’s annual salary from $120,200 to $175,000 on August 1, 2006, when we promoted him to President and Chief Operating Officer of Simpson Strong-Tie.

The Compensation Committee does not delegate its duties of determining executive officer compensation, although our officers participate in our annual budgeting process, which forms the basis for the Compensation Committee’s determination of operating profit goals used for determining qualifying income for our cash profit sharing plans and whether we grant stock options.  The Board of Directors, in its entirety, is responsible for reviewing and approving the annual budget.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors comprises Barry Lawson Williams, Chairman, Jennifer A. Chatman and Peter N. Louras, Jr., all of whom are independent directors.  Mr. Williams, Ms. Chatman and Mr. Louras have no relationships with us or any of our subsidiaries, other than as members of our Board of Directors and its committees.

Barclay Simpson, his affiliates and members of his family and others of our current and former affiliates and employees have been parties to transactions described below.  Directly and through our subsidiaries, we previously leased facilities from general partnerships wholly or partly comprising our and our subsidiaries’ current or former directors, officers, employees and stockholders.  These partnerships, their partners, the percentage interests of their partners in these partnerships and the properties that these partnerships previously leased and sold to us or a subsidiary, are as follows:

Partnership	Partners (percentage interests)	Property Location

Doolittle Investors

Barclay and Sharon Simpson (25.51%), Simpson Investment Company (25.51%), Everett H. Johnston Family

Trust (23.13%), Judy F. Oliphant, Successor Trustee of

the Oliphant Family Revocable Trust Agreement Dated

January 27, 1993 (Survivors Trust) (20.61%), and

Thomas J Fitzmyers (5.24%)

San Leandro, California

Vacaville Investors

Everett H. Johnston Family Trust (49.90%), Simpson

Investment Company (27.50%), Judy F. Oliphant, Successor

Trustee of the Oliphant Family Revocable Trust Agreement

Dated January 27, 1993 (Survivors Trust) (12.47%), Barclay

and Sharon Simpson (4.57%), Richard C. Perkins Trust (4.43%)and Thomas J Fitzmyers (1.13%)

Vacaville, California

Barclay Simpson is the managing partner of Simpson Investment Company, a general partnership of Mr. Simpson and his 7 adult children.  Everett H. Johnston, formerly one of our directors and executive officers (now retired), is the managing partner of each of these partnerships.  Richard C. Perkins formerly was our employee, as was Judy F. Oliphant’s late husband, Hugh Oliphant.  Sharon Simpson is Barclay Simpson’s wife.  We and our subsidiaries made the following aggregate lease payments to these partnerships in 2006, 2005 and 2004:

Partnership	Lease Payments
	2006	2005	2004
Doolittle Investors	61,332	367,992	367,992
Vacaville Investors	168,016	482,668	478,392

In March 2006, we purchased for $5.0 million the property that we had leased from Doolittle Investors.  In June 2006, we purchased for $6.5 million the property that we had leased from Vacaville

Investors.  After commissioning an independent market analysis, the members of our Board of Directors who are not employees or officers unanimously approved our purchase of each of these properties.  We do not intend in the future to lease or purchase any properties from these partnerships.  As of December 31, 2005, and until the purchases of the properties, Doolittle Investors and Vacaville Investors were consolidated in our financial statements as variable interest entities.

In January 2005, we appointed Michael Petrovic as an officer of Simpson Strong-Tie Company Inc. Canada, Limited, a wholly-owned subsidiary of Simpson Strong-Tie Company Inc.  Mr. Petrovic was an owner of MGA Construction Hardware & Steel Fabricating Limited and MGA Connectors Limited, which Simpson Strong-Tie Company Inc. Canada, Limited acquired in 2003.  He is a co-lessor of the property that Simpson Strong-Tie Company Inc. Canada, Limited leases in Maple Ridge, British Columbia.  Simpson Strong-Tie Company Inc. Canada, Limited paid approximately $170,000 in 2006 to lease the property from Mr. Petrovic and his associates.  In February 2007, we purchased this building from Mr. Petrovic and his associates for $4.0 million. The members of our Board of Directors who are not employees or officers unanimously approved our purchase of this property.

In 2003, Thomas J Fitzmyers, our Chief Executive Officer and member or our Board of Directors, leased an airplane that is managed by a third-party charter company. We pay the charter company standard hourly rates when Mr. Fitzmyers uses this airplane when traveling between his home and our offices or when he travels on company business. Mr. Fitzmyers is responsible for maintaining the airplane and he receives a portion of the payments that we make to the charter company for its use, whether by us or others. In 2006, we paid approximately $213,000 for Mr. Fitzmyers to use this and other airplanes, including $24,267 that we paid to Mr. Fitzmyers as compensation (see Summary Compensation Table). The independent members of the Board of Directors unanimously approved this arrangement.

Process and Procedures for Consideration and Determination of Executive and Director Compensation

Salary

We compensate our employees at a generally comparable level to other organizations of similar sizes in our industry.  Although our base salaries are generally below the market, a greater proportion of  total compensation is based on a system that provides employees with incentives to attain our profitability goals.

Qualified Profit Sharing Plans

We and our U.S. subsidiaries maintain defined contribution profit sharing plans for U.S.-based salaried employees, including our Named Executive Officers, and for U.S.-based nonunion hourly employees.  An employee is eligible for participation in a given calendar year if he or she is an employee on the first and last days of that year and completes the minimum service requirement during that year.  The minimum service requirement for a salaried employee is at least 1,000 hours of service and for an hourly employee is at least 750 hours of service.  As of December 31, 2006, 598 salaried employees and 839 hourly employees participated in these plans.  Under both of these plans, our Board of Directors has exclusive discretion to authorize contributions to the plan trusts.  These plans limit our subsidiaries’ contributions to the plan trusts to amounts deductible for federal income tax purposes under Internal Revenue Code section 404(a).  Barclay Simpson and Michael J. Herbert, who are Named Executive Officers, are trustees of the plan trusts, and also participate in the plan for salaried employees.  Some of our foreign subsidiaries maintain similar plans for their employees.

Non-Equity Incentive Plan Compensation

We provide non-equity incentive plan compensation through two cash profit sharing plans.  One is our Executive Officer Cash Profit Sharing Plan for our Named Executive Officers.  The other is our Cash Profit Sharing Plan for other qualified employees.  Under our Executive Officer Cash Profit Sharing Plan,

we made quarterly payments to the Named Executive Officers in 2006 in the total amounts shown in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”

In 2003, our stockholders approved our Executive Officer Cash Profit Sharing Plan, to provide “performance-based compensation” to the Named Executive Officers.  Our Executive Officer Cash Profit Sharing Plan is intended to comply with section 162(m) of the Internal Revenue Code of 1986, as amended, and the related regulations and interpretations.  For these officers, our Executive Officer Cash Profit Sharing Plan replaced our Cash Profit Sharing Plan described below, in which all officers had participated for over 25 years.  The total awards to any of our officers under the Executive Officer Cash Profit Sharing Plan earned during the 4 quarters of a calendar year may not exceed $2,500,000.  In other respects, our Executive Officer Cash Profit Sharing Plan provides incentive compensation to the participating officers on the same terms as apply to other employees under our Cash Profit Sharing Plan.  Our Executive Officer Cash Profit Sharing Plan enables us to deduct fully, for federal income tax purposes, amounts paid to our officers under our Executive Officer Cash Profit Sharing Plan.  In 2006, payments under our Executive Officer Cash Profit Sharing Plan exceeded $1,000,000 to each of 3 of our executive officers.

Our Board of Directors has delegated the oversight of our Executive Officer Cash Profit Sharing Plan to its Compensation Committee.  The Compensation Committee has sole discretion and authority to administer and interpret our Executive Officer Cash Profit Sharing Plan in accordance with Internal Revenue Code section 162(m).  The Compensation Committee may at any time amend our Executive Officer Cash Profit Sharing Plan, subject in some cases to the approval of our stockholders, or may terminate it at any time.

The Compensation Committee determines the amount of the award that each of the participating officers will be eligible to receive under the Executive Officer Cash Profit Sharing Plan each fiscal quarter.  The Compensation Committee bases awards on a percentage of the amount by which our or one of our subsidiary’s operating profit, as defined by the Compensation Committee, exceed a qualifying level for the fiscal quarter.  For this purpose, we generally define operating profit as:

Income from operations of the relevant business

Less:	Amortization of goodwill

Plus:	Stock compensation charges
Certain incentive compensation and commissions
Salaried pension contributions
Self-insured workers’ compensation costs

Equals:   operating profit

The adjustments to income from operations are not within our officers’ control and, in the case of amortization of goodwill, amounts that had been included in the calculation before we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible assets” continue to be included.

The Compensation Committee bases qualifying levels on the value of our or our subsidiary’s net operating assets, multiplied by a rate of return on those assets.  We generally determine the return on assets as follows:

Average assets, net of specified liabilities, for the 3 months ended on the last day of the month prior to the end of the quarter

Less:	Cash
Real estate
Self-insured workers’ compensation reserves

Multiplied by:	Specified return on asset percentage for company or subsidiary

Equals:	Qualifying level

The Compensation Committee bases individual percentages on job function.  The Compensation Committee has discretion to reduce or eliminate any award under our Executive Officer Cash Profit Sharing Plan, but the percentage of the qualifying level that each officer receives generally does not change during the year, except for minor changes when other participants enter or leave the pool during the year.

In addition, we maintain a Cash Profit Sharing Plan for the benefit of our employees and our subsidiaries’ employees, other than the officers who participate in our Executive Officer Cash Profit Sharing Plan discussed above.  The Cash Profit Sharing Plan is not qualified under section 162(m) of the Internal Revenue Code of 1986.  We may change, amend or terminate our Cash Profit Sharing Plan at any time.  Under our Cash Profit Sharing Plan, as currently in effect, the Compensation Committee reviews and approves a qualifying level for the coming fiscal year for each of Simpson Manufacturing Co., Inc., Simpson Dura-Vent Company, Inc. and qualifying branches of Simpson Strong-Tie Company Inc.  The qualifying level equals the value of the net operating assets, as defined by the Compensation Committee, of Simpson Manufacturing Co., Inc., Simpson Dura-Vent Company, Inc. or the respective branch of Simpson Strong-Tie Company Inc., multiplied by a rate of return on those assets, as determined by the Compensation Committee.  If profits exceed the qualifying level in any fiscal quarter, we pay a portion of the excess to the eligible employees as cash compensation.  Our executive officers determine the percentage of the excess that we will distribute and the rates we use to calculate the amounts that we distribute to participants.  Whether or not we pay amounts in any quarter under our Cash Profit Sharing Plan does not affect an employee’s ability to earn amounts in any other quarter under our Cash Profit Sharing Plan.  Under our Cash Profit Sharing Plan, we paid amounts totaling $39.0 million in 2006, $39.9 million in 2005 and $36.1 million in 2004.

1994 Stock Option Plan

By affording selected employees, directors and consultants the opportunity to own shares of our common stock, the 1994 Stock Option Plan is intended:

•                  to enhance our ability to retain the services of our employees, directors or consultants and to secure and retain the services of prospective employees, directors and consultants, and

•                  to provide incentives for them to exert maximum efforts for our success.

Our Board of Directors adopted and our stockholders approved the 1994 Stock Option Plan prior to our initial public offering in 1994. We amended the 1994 Stock Option Plan in 1997, 2000, 2002 and 2004 with stockholder approval. We may not sell more than 16 million shares of common stock (including shares already sold) pursuant to all options granted under the 1994 Stock Option Plan. Common stock sold on exercise of stock options granted under the 1994 Stock Option Plan may be previously unissued shares or reacquired shares, bought on the market or otherwise. Stock options to purchase 489,550 shares of common stock were granted in 2006, pursuant to commitments made in 2005 under the 1994 Stock Option Plan. Compensation to our Named Executive Officers related to stock options that vested in 2006 is shown in the Summary Compensation Table.  See “Compensation Discussion and Analysis — Stock Options.”

Employee Stock Bonus Plan

Under our 1994 Employee Stock Bonus Plan, we award shares of our common stock, based on years of service, to employees who do not participate in our 1994 Stock Option Plan.  The Compensation Committee reviews and approves the number of shares awarded, as well as the period of service.  The Compensation Committee has tried to balance the amount of the stock bonus awards over the years as the stock price has fluctuated, by increasing or reducing the number of shares that are awarded in a given year.  We also award cash bonuses to these employees to compensate for their income taxes payable as a result of these bonuses.  We have generally issued the shares to an employee in the year following the year in which the employee reached a tenth anniversary.  None of our Named Executive Officers participates in our 1994 Employee Stock Bonus Plan.

Employment Agreements

We do not ordinarily enter into any written employment agreements with our officers and we do not currently have an employment agreement with any of our current Named Executive Officers.

Grants of Plan-Based Awards

The following table provides information on our grants in 2006 under our 1994 Stock Option Plan of non-qualified stock options to our Named Executive Officers during 2006. The Compensation Committee granted these options because we achieved the 2005 operating goals that the Compensation Committee reviewed and approved at the beginning of 2005.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
Thomas J Fitzmyers	01/26/06	9,000	40.72	13.68
Michael J. Herbert	01/26/06	4,000	40.72	13.68
Barclay Simpson	01/26/06	1,000	44.79	13.68
Phillip T. Kingsfather	01/26/06	33,000	40.72	13.68
Stephen B. Lamson	01/26/06	6,000	40.72	13.68

The terms of these stock options and their vesting schedules are as follows:

Name	Option Term	Vesting Term(1)	Vesting Increments
Thomas J Fitzmyers	7 years	4 years	annual
Michael J. Herbert	7 years	4 years	annual
Barclay Simpson	5 years	4 years	annual
Phillip T. Kingsfather	7 years	4 years	monthly
Stephen B. Lamson	7 years	4 years	annual

(1)          As discussed below, vesting of stock options will accelerate on a change in control or on the optionee ceasing to be employed by us after reaching age 60.

We generally grant options under our 1994 Stock Option Plan once each year, in late January or early February, on the business day following the day when we first publicly announce our financial results for the preceding fiscal year.  The exercise price per share under these options equals or exceeds the closing market price per share of our common stock as reported by the New York Stock Exchange for the day when we make that announcement.

In 2006 and 2005, we granted options under the 1994 Stock Option Plan to purchase, respectively, 489,550 and 514,550 shares of our common stock pursuant to commitments made related to the preceding fiscal years.  We show above in the Grants of Plan-Based Awards Table the options we granted under the 1994 Stock Option Plan to Named Executive Officers in 2006.

Generally, options that the Compensation Committee grants under the 1994 Stock Option Plan vest (become exercisable) in increments over 4 years.  Our Board of Directors has, however, resolved to accelerate the vesting of options in two situations.  First, when an employee who has reached age 60 ceases to be employed by us, the employee’s option will fully vest at that time.  Second, all outstanding options under the 1994 Stock Option Plan will fully vest, and must be exercised, on a change in control of Simpson Manufacturing Co., Inc.  For this purpose, we define a “change in control” as one of the following:

•                                          a merger or consolidation in which we are not the surviving corporation, if the surviving corporation refuses to assume or continue our options, or to substitute similar options, or our options do not otherwise continue in effect,

•                                          a reverse merger in which we are the surviving corporation, but as part of the merger the outstanding shares of our common stock convert into other securities, cash or other property, if the surviving corporation refuses to assume or continue our options, or to substitute similar options, or our options do not otherwise continue in effect, or

•                                          the dissolution or liquidation of Simpson Manufacturing Co., Inc.

These acceleration provisions apply to all participants in our 1994 Stock Option Plan, including the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2006, our Named Executive Officers held the following stock options that had been granted under our 1994 Stock Option Plan:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price($)	Option Expiration Date

Thomas J Fitzmyers	13,500	4,500(2)	16.450	12/31/09
	9,000	9,000(2)	25.430	12/31/10
	2,250	6,750(2)	34.900	12/31/11
	—	9,000(2)	40.720	01/25/13

Michael J. Herbert	82,500	27,500(2)	16.450	12/31/09
	55,000	55,000(2)	25.430	12/31/10
	1,000	3,000(2)	34.900	12/31/11
		4,000(2)	40.720	01/25/13

Barclay Simpson	1,500	500(2)	18.095	12/31/07
	1,000	1,000(2)	27.975	12/31/08
	250	750(2)	38.390	12/31/09
	—	1,000(2)	44.792	01/25/11

Phillip T. Kingsfather	292	42(3)	16.450	12/31/09
	1,167	2,167(3)	25.430	12/31/10
	4,812	17,188(3)	34.900	12/31/11
	7,562	25,438(3)	40.720	01/25/13

Stephen B. Lamson	—	3,000(2)	16.450	12/31/09
	6,000	6,000(2)	25.430	12/31/10
	1,500	4,500(2)	34.900	12/31/11
	—	6,000(2)	40.720	01/25/13

(1)          As discussed above — see “Grants of Plan-Based Awards” — vesting of stock options will accelerate on a change in control or on the optionee ceasing to be employed by us after reaching age 60.

(2)          Unless vesting accelerates as discussed above, options vest at the rate of 1/4th per year on the anniversary of the date of grant.

(3)          Unless vesting accelerates as discussed above, options vest at the rate of 1/48th per month each month beginning with the first month after the month of grant.

Option Exercises and Stock Vested

The following table provides information for the year ended December 31, 2006, on the exercise of stock options granted to our Named Executive Officers under our 1994 Stock Option Plan:

	Option Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Thomas J Fitzmyers	18,000	384,176
Phillip T. Kingsfather	19,332	240,510
Stephen B. Lamson	9,000	88,457

Potential Payments on Termination or Change in Control

We do not currently have or plan to adopt any deferred compensation programs or defined benefit pension plans and generally do not pay benefits after termination of employment.  Under some circumstances, however, we may compensate a former employee after terminating employment with us.  These circumstances, in addition to those applicable to salaried employees generally, and the potential payments for the Named Executive Officers are as follows:

Benefits and Payments on Termination	Voluntary Termination(1)	Change in Control(1)

Accelerated vesting of stock option
Thomas J Fitzmyers	$124,380	$124,380
Michael J. Herbert	—	760,100
Barclay Simpson	10,453	10,453
Phillip T. Kingsfather	14,117	14,117
Stephen B. Lamson	—	82,920

(1)          As discussed above — see “Grants of Plan-Based Awards” — vesting of stock options will accelerate on a change in control or on the optionee ceasing to be employed by us after reaching age 60.

Assumes a market value of $31.65 per share of our common stock, the closing stock price on December 31, 2006, at voluntary termination or change in control.  Settlement of an exercise of stock options on voluntary termination would be in the form of a lump sum payment.  No material conditions or obligations apply to the receipt of payment on voluntary termination.

Director Compensation

The following table provides information on compensation for the year ended December 31, 2006, for our directors who are not also our employees or officers.  The amounts shown include all compensation for services to us.

	Fees		All
	Earned or	Options	Other
	Paid in	Awards	Compen-	Total
Name	Cash($)	($)(1)	sation($)(2)	($)
Jennifer A. Chatman	69,000	13,140	1,000	83,140
Earl F. Cheit	78,000	13,140	1,000	92,140
Peter N. Louras, Jr.	80,500	13,140	—	93,640
Robin G. MacGillivray	64,000	13,140	—	77,140
Barry Lawson Williams	76,000	13,140	1,000	90,140

(1)             We determined the value of a stock option award by multiplying the number of shares subject to the option by the fair value per share as of the grant date.  We applied the Black-Scholes option pricing model to determine fair value in accordance with Statement of Financial Accounting Standards No. 123R “Share Based Payment” (Revised 2004), using the following assumptions:

	Risk					Weighted
	Free					Average
	Interest	Dividend	Expected		Exercise	Fair
Grant Date	Rate	Yield	Life	Volatility	Price	Value
02/15/06	4.46%	0.81%	6.3 years	27.2%	$39.27	$13.14

The outstanding stock option awards as of December 31, 2006, for each of these directors was as follows:  Ms. Chatman, 5,000 shares; Mr. Cheit, 7,000 shares; Mr. Louras, 7,000 shares; Ms. MacGillivray, 5,000 shares; Mr. Williams, 7,000 shares.

(2)             Amount represents charitable gift matching contributions.

We pay each of our directors whom we do not compensate as an officer or employee —

•                  an annual retainer of $32,000,

•                  a fee of $2,000 for attending in person each meeting of our Board of Directors or attending by telephone a meeting that is scheduled to be held by telephone conference,

•                  a fee of $2,000 for attending in person each committee meeting held on a day when our Board of Directors does not meet,

•                  a fee of $1,000 for each committee meeting he or she attends in person on the same day as a meeting of our Board of Directors or another committee, and

•                  a fee of half of the normal fee for each Board of Directors or committee meeting he or she attends by telephone, unless it is scheduled to be held by telephone conference.

We pay the Chair of the Audit Committee an additional annual fee of $8,000.  We pay the Chair of each of the Compensation Committee and the Governance and Nominating Committee an additional annual fee of $4,000.  We reimburse outside directors for expenses incurred in attending Board of Directors and committee meetings and educational programs.  In addition, we pay each of our outside directors $3,000 per day and reimburse his or her expenses when he or she visits our facilities to observe operations.

1995 Independent Director Stock Option Plan

Our Board of Directors adopted the Simpson Manufacturing Co., Inc. 1995 Independent Director Stock Option Plan, and our stockholders approved it, in 1995.  Our Board of Directors amended our 1995 Independent Director Stock Option Plan in 1997, 2002 and 2004.  Our stockholders approved the 2002 amendment.  The purposes of our 1995 Independent Director Stock Option Plan are to give our independent directors an opportunity to own shares of our common stock to align their efforts with the long term financial success of our company and to secure their continued service.  We may not sell more than 320,000 shares of our common stock, including shares already sold, pursuant to all options granted under our 1995 Independent Director Stock Option Plan.  On exercise of options granted under our 1995 Independent Director Stock Option Plan, we may sell previously unissued shares or reacquired shares, bought on the market or otherwise.  Under our 1995 Independent Director Stock Option Plan we grant options to our independent directors as of the February 15th following each year in which we achieve our operating goals.  We granted options to purchase 5,000 and 14,000 shares of our common stock under our 1995 Independent Director Stock Option Plan in 2006 and 2005, respectively. If we meet the company-wide operating profit goal for 2007, we anticipate granting stock options on 5,000 shares to each of our independent Directors.

The following table provides information for the year ended December 31, 2006, on the exercise of stock options granted to our Directors under our 1995 Independent Director Stock Option Plan:

	Option Awards
	Shares	Value
	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)
Earl F. Cheit	2,000	42,389
Peter N. Louras, Jr.	8,000	228,217
Barry Lawson Williams	2,000	37,996

Compensation Discussion and Analysis

The overall philosophy of our compensation program is to provide a high degree of incentive to employees by creating programs that reward achievement of specific profit goals.  We believe that these incentive programs, based on profit targets, align the interests of employees and stockholders, allow us attract high performing employees and help us retain the services of employees whose contributions are instrumental in achieving our goals.  Historically, as a means of creating a sense of unity and cooperation among our employees, we have not had any special plans for executive officers, nor do we intend to adopt any special plans for executive officers in the future.

The primary objective of our overall compensation program is to motivate our Named Executive Officers and other officers and employees to increase stockholder value and fairly compensate them relative to our achievement of that objective.  To retain their services, some portion of their compensation, in the form of salary and profit sharing trust contributions, must compensate them for their own investment of time, regardless of the performance of our businesses.  Each element of the compensation of our Named Executive Officers and other officers and employees possesses characteristics intended to motivate them in different ways.  We believe that coordinating the compensation elements helps us to retain the services of our Named Executive Officers and other key employees and to motivate them to achieve results that increase the value of our common stock.  The following is an analysis of the basic elements of our compensation program.

The Compensation Committee of our Board of Directors believes that the forms of compensation for our Named Executive Officers generally should match those of all of our salaried employees.  Our compensation program comprises 4 basic elements:

•                  salary,

•                  payments to our defined contribution profit sharing plan,

•                  cash profit sharing, and

•                  stock options.

Salary and Profit Sharing Trust Contributions

Base salary is a guaranteed minimum amount for performing the functions of the job, but salary alone provides no additional performance opportunity or motivation to increase value over the long term.  We consider our salary levels sufficient to motivate our Named Executive Officers to perform the basic functions of their jobs, although, we believe that our salary levels are set below those of comparable companies because we believe that it is more effective to have a higher proportion of our compensation in the form or incentives.  The Compensation Committee had us perform a salary survey in 2004 and in 2005 informally queried executive search and compensation consultants to identify benchmarks against which to compare our Chief Executive Officer’s 2005 compensation.  As a result, the Compensation Committee believes that our Chief Executive Officer’s salary is fair relative to salaries of his peers, even though it is generally lower than those paid by comparable companies.  With the exception of Barclay Simpson’s salary, which has not increased since prior to our initial public offering in 1994, the Named Executive Officers’ salaries have historically increased an average of about 3% per year.  To assist in identifying benchmarks for the future compensation of our Named Executive Officers, the Compensation Committee has engaged the services of Semler Brossy Consulting Group LLC.

Profit sharing trust contributions for the Named Executive Officers are in amounts equal to 15% of base salaries, up to the amounts that are deductible for federal income tax purposes under Internal Revenue Code section 404(a).  In addition, all employees are entitled to a proportionate share of forfeited contributions from employees who terminate their employment before fully vesting in the plan. The Compensation Committee views these contributions and forfeitures as serving a similar objective as salaries.

Executive Officer Cash Profit Sharing Plan

To achieve the goal of long term stock price appreciation, the Compensation Committee believes that compensation that is based on profitability or stock price performance needs to incorporate both short-term and long-term elements.  The short-term element is our Executive Officer Cash Profit Sharing Plan.  Under our Executive Officer Cash Profit Sharing Plan we pay incentive compensation out of the portion of our profits that exceeds a specified return on qualified assets.  At the beginning of each year, the Compensation Committee reviews and approves the quarterly profitability goals for the year, the rate of return on qualified assets, and the percentage participation of each of our Named Executive Officers. The percentage participation may change during the year if circumstances change. No minimum payments are guaranteed under our Executive Officer Cash Profit Sharing Plan.  The total compensation paid to a Named Executive Officer may not exceed $2.5 million per year.  We believe that our Executive Officer Cash Profit Sharing Plan motivates our officers to maximize our short-term profits and rewards them when those profits are realized.  The Executive Officer Cash Profit Sharing Plan is designed so that if we meet the profitability goals that are approved at the beginning of the year, the individual’s total compensation will fall into the higher end of the range of compensation indicated by the salary survey that we performed in 2004.

Based on our operating profit goal for each of the 4 quarters of 2007, our officers may receive a payout after our quarterly earnings are announced to the public.  If the operating profit is lower or higher than the targeted operating profit, the payout will be correspondingly lower or higher, but we generally do not make any payment when the operating profit is less than the qualifying level.

For 2007, the operating profit goals, qualifying levels and targeted payouts for each of the Named Executive Officers are as follows:

	Operating	Qualifying	Targeted
	Profit Goal	Level	Payout
Thomas J Fitzmyers	$206,046,000	$76,872,000	$2,310,000
Michael J. Herbert	206,046,000	76,872,000	620,000
Barclay Simpson	206,046,000	76,872,000	663,000
Phillip Terry Kingsfather	196,946,000	69,966,000	633,000
Stephen B. Lamson(*)	196,946,000	69,966,000	1,349,000
Stephen P. Eberhard	9,100,000	6,906,000	88,000

(*)            If Mr. Lamson were to participate for the entire year.

We use these parameters only to provide incentive to our officers and employees who participate in our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

Stock Options

The Simpson Manufacturing Co., Inc. 1994 Stock Option Plan affords selected employees, directors and consultants the opportunity to own shares of our common stock, by which we intend:

•               to enhance our ability to retain the services of persons who are now employees, directors or consultants,

•               to secure and retain the services of new employees, directors and consultants, and

•               to provide incentives for them to exert maximum efforts for our success.

While the purpose of the Executive Officer Cash Profit Sharing Plan is to motivate our Named Executive Officers to achieve short-term profit goals, we believe that compensation through the grant of stock options motivates our key employees to pursue long-term stock price appreciation.  Under our 1994 Stock Option Plan, we grant non-qualified stock options that have 7-year terms, except for those granted to Barclay Simpson, which have 5-year terms.  The terms of the stock option grants were established, and have been consistently applied, since the 1994 Stock Option Plan was adopted, and we believe that they fall within the range of comparable compensation plans.  Each stock option has an exercise price equal to the contemporaneous closing market price, except for options granted to Barclay Simpson, which have 10% higher exercise prices.  Stock options granted to Named Executive Officers vest annually (or monthly in Mr. Kingsfather’s case) over the first 4 years at a rate of 25% per year.  Stock option grants for all employees, including the Named Executive Officers, will become fully vested when the employee reaches 60 years old and ceases to be employed by us. We believe that this allows employees, who have made substantial contributions during their careers, to retire without having to give up any of the value that they have earned on their previously granted stock options.  We also believe that it is appropriate to accelerate the vesting of outstanding stock options on a change in control, because we do not afford other significant termination benefits to our employees. The 1994 Stock Option Plan is qualified under section 162(m) of the Internal Revenue Code of 1986.

We believe that stock options align the interests of our Named Executive Officers with the interests of our stockholders — the Named Executive Officer realizes value from a stock option only to the extent that the price of our common stock appreciates over the term of the option.  We make an annual stock option grant to a Named Executive Officer only when the profit center for which he or she is responsible, which may be a subsidiary of our company or our company as a whole, achieves its profitability goals for the preceding year. If we meet all applicable operating profit goals for 2007, computed as income from operations of the relevant business plus stock option charges, certain incentive compensation and commissions and salaried pension contributions, we anticipate granting stock options to the following officers for the following numbers of shares of our common stock:

	Operating	Option
	Profit Goal	Grant
Thomas J Fitzmyers	$209,004,000	9,000 shares
Michael J. Herbert	209,004,000	6,000 shares
Barclay Simpson	209,004,000	1,000 shares
Phillip Terry Kingsfather	199,427,000	28,000 shares
Stephen P. Eberhard	9,577,000	16,000 shares

We use these parameters only to provide incentive to our officers and employees who participate in our 1994 Stock Option Plan.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

The Compensation Committee targets the number of shares subject to stock option grants to all  employees, including the Named Executive Officers, to approximate 1.0% to 1.3% of our total outstanding stock each year.  The number of shares subject to stock options that are granted to each of our officers is determined subjectively by the Compensation Committee based on several factors, including, for example, position, length of service, prior stock option grants and shares of our stock owned.  For example, when an employee becomes an officer, the Compensation Committee may grant to the officer an option for a number of shares that the Compensation Committee believes will afford the officer enough of an investment in our common stock to align the officer’s interests with the interests of stockholders.  After that level of investment has been achieved, the Compensation Committee would grant stock options for fewer shares to the officer.  The intent of the 1994 Stock Option Plan is to reward performance achievements with future value.

Timing of Stock Option Grants

The Compensation Committee approves the number of shares to be granted under our 1994 Stock Option Plan and the general terms of the grant on achieving the profitability goal set at the beginning of the year.  The only variable that remains after the end of the year is the determination of whether we have achieved our goals.  The Compensation Committee cannot make this determination until the financial statements are prepared and the financial statement audit by our independent registered public accounting firm is substantially complete, when we publicly announce our financial results for the year.  The Compensation Committee meets after that and finalizes the option grants for the year, with exercise prices at or above the closing price of our common stock reported by the New York Stock Exchange at the close of trading on the day of the announcement.  This practice consistently times the stock option pricing immediately before our announcement of the financial results for the year, whether the announcement may affect the stock price positively, negatively or not at all.  We follow this practice for all stock option grants under the 1994 Stock Option Plan, not just grants to our officers.  Moreover, we generally grant stock options once each year, and do not ordinarily grant stock options at other times, such as when employees are newly hired or promoted.

Under our 1995 Independent Director Stock Option Plan, our Board of Directors grants options to our independent directors as of the February 15th following each year in which we achieve our operating goals.  Our Board of Directors did not choose this date to coincide with the release of information and has consistently applied this procedure since we adopted the 1995 Independent Director Stock Option Plan.

Compensation and the Achievement of Operating Goals

Before the beginning of each year, our managers and employees propose budgets for the coming year for their respective profit centers.  Our senior managers, including the Named Executive Officers, review the proposed budgets, adjust them as they consider appropriate, and present them to our Board of Directors.  Our Board of Directors then considers and approves a budget that it considers appropriate for each profit center.  Based on the approved budgets, the Compensation Committee determines:

•                  the return on asset goals for the coming year, on which the Compensation Committee bases the qualifying income levels for both our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan, and

•                  the profitability goals for the coming year, on which the Compensation Committee bases stock option grants under our 1994 Stock Option Plan.

Our Board of Directors also bases stock option grants under our 1995 Independent Director Stock Option Plan on the Company-wide profitability goals.  The Named Executive Officers are subject to the same standards as our other officers and employees for purposes of stock option grants under our 1994 Stock Option Plan and payments under our Executive Officer Cash Profit Sharing Plan.  With the few exceptions noted above, we have no special programs for any of our Named Executive Officers.  Our Board of Directors and the Compensation Committee aim to design the goals to be reachable, but only with considerable effort, effort the Compensation Committee believes will promote the growth and profitability of our businesses.  The Compensation Committee, according to its guidelines, has discretion to increase or decrease the size of the stock option award based on factors that the Compensation Committee deems relevant.  For example, the Compensation Committee may grant an additional stock option to an employee who is promoted during the year, if the employee’s profitability goal for that year is achieved.  The Compensation Committee also has discretion to award stock options when the relevant goal is not achieved, but has never done so.

Compensation Committee Report

The Compensation Committee of our Board of Directors reviewed the above Compensation Discussion and Analysis and recommended its inclusion in our Annual Report on Form 10-K for the year ended December 31, 2006, and in this Proxy Statement.

Compensation Committee
Barry Lawson Williams, Chairman
Jennifer A. Chatman
Peter N. Louras, Jr.

Report of the Audit Committee of our Board of Directors

The Audit Committee of our Board of Directors is responsible for financial and accounting oversight.  Its policies and practices are described below.

Composition

The Audit Committee comprises 4 independent directors, as defined by the New York Stock Exchange rules.  It operates under a written charter that our Board of Directors adopted, which is available on our website at http://www.simpsonmfg.com/financials/audit.html.  We will provide a printed copy of the charter to any stockholder on request.  The members of the Audit Committee are Peter N. Louras, Jr., Chairman, Jennifer A. Chatman, Earl F. Cheit and Robin G. MacGillivray.  Our Board has determined that each of them meets the definitions and standards for independence and is financially literate, and that one of the Audit Committee members, Peter N. Louras, Jr., has financial management expertise as required by the New York Stock Exchange’s rules and meets the Securities and Exchange Commission’s definition of an “audit committee financial expert.”

Responsibilities

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the accounting firm that we engage as our independent registered public accounting firm.  Our officers are responsible for our internal controls and financial reporting process.  Subject to the Audit Committee’s oversight, our independent registered public accounting firm is responsible for performing an independent audit of our internal controls over financial reporting, for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for reporting on those audits.

Review with Officers and the Independent Registered Public Accounting Firm

The Audit Committee met 6 times in 2006 and has held discussions with our officers and the independent registered public accounting firm.  Our officers represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.  The Audit Committee has reviewed and discussed the consolidated financial statements with our officers and PricewaterhouseCoopers LLP, our independent registered public accounting firm.  The Audit Committee has discussed with our independent registered public accounting firm the matters that they were required to discuss under Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

Our independent registered public accounting firm, also provided the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”  The Audit Committee discussed with our independent registered public accounting firm, PricewaterhouseCoopers LLP, that firm’s independence.  On that basis, the Audit Committee believes that PricewaterhouseCoopers LLP is independent.

Summary

Based on the Audit Committee’s discussions with our officers and our independent registered public accounting firm, the Audit Committee’s review of the representations of our officers, and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that our Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.  The Audit Committee believes that it has satisfied its responsibilities under its charter.

Audit Committee
Peter N. Louras, Jr., Chairman
Jennifer A. Chatman
Earl F. Cheit
Robin G. MacGillivray

Audit and Related Fees

Audit Fees

For professional services for the audit of our annual consolidated financial statements included in our Forms 10-K, attestation of our compliance with section 404 of the Sarbanes-Oxley Act of 2002 and review of the condensed consolidated financial statements included in our Forms 10-Q, we paid PricewaterhouseCoopers LLP an aggregate of approximately $1,677,000 for 2006 and $1,713,000 for 2005, approximately 79% and 69%, respectively, of the total fees that we paid to PricewaterhouseCoopers LLP for those years.

Audit-Related Fees

For professional services for the audit of our 2 domestic profit sharing plans, we paid PricewaterhouseCoopers LLP an aggregate of approximately $24,000 for 2005, approximately 1% of the total fees that we paid to PricewaterhouseCoopers LLP for that year.

Tax Fees

For professional services for tax compliance associated with our annual tax returns, and for tax advisory and planning services, we paid PricewaterhouseCoopers LLP an aggregate of approximately $416,000 for 2006 and $760,000 for 2005, approximately 20% and 30%, respectively, of the total fees that we paid to PricewaterhouseCoopers LLP for those years.

All Other Fees

For all other services, we paid PricewaterhouseCoopers LLP an aggregate of approximately $39,000 for 2006, approximately 2% of the total fees that we paid to PricewaterhouseCoopers LLP for that year.  These other services were primarily for work related to advice regarding regulatory issues in certain foreign jurisdictions and tax return preparation for a former employee.

The Audit Committee must pre-approve fees to be paid to PricewaterhouseCoopers LLP before it begins work.  The Audit Committee pre-approved all fees and services for PricewaterhouseCoopers LLP’s work in 2006 and 2005.  The Audit Committee has determined that the fees for services rendered were compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Governance and Nominating Committee of our Board of Directors

Our Board of Directors has a standing Governance and Nominating Committee, which is primarily responsible for nominating candidates to our Board of Directors.  Its charter and our corporate governance guidelines are available on our website at http://www.simpsonmfg.com/financials/governance.html.  We will provide a printed copy of each to any stockholder on request.  The 4 members of the Governance and Nominating Committee, Earl F. Cheit, Chairman, Peter N. Louras, Jr., Robin G. MacGillivray and Barry Lawson Williams, are independent and meet all applicable independence requirements.

The Governance and Nominating Committee considers all candidates identified as potential directors, including those submitted by stockholders for its consideration.  Any of our stockholders can recommend a director candidate to the Governance and Nominating Committee by writing a letter to:

Simpson Manufacturing Co., Inc.
Board of Directors Governance and Nominating Committee
5956 W. Las Positas Blvd.
Pleasanton, CA 94588

For the Governance and Nominating Committee to consider a candidate for the 2008 annual meeting, we must receive the letter not later than November 17, 2007.  The letter should include a description of the attributes that the stockholder believes the candidate would bring to our Board of Directors and the candidate’s biography and contact information.

When evaluating a director candidate, whether or not recommended by a stockholder, the Governance and Nominating Committee uses for guidance our Governance Guidelines on Director Qualification and Key Director Responsibilities and considers the candidate’s education, business experience, financial expertise, industry experience, business acumen, interpersonal skills, vision, teamwork, integrity, strategic ability and customer focus.  The Governance and Nominating

Committee will review and discuss potential candidates who come to its attention, whether from internal or external sources.  From the review and discussion, the Governance and Nominating Committee may narrow the list of potential candidates and interview the remaining candidates.  The Governance and Nominating Committee will recommend for consideration by the full Board of Directors any candidate that the Governance and Nominating Committee considers to be suitable.

Our Bylaws also permit our stockholders directly to nominate directors.  To do so, a stockholder must notify our Secretary at least 75 days, but not more than 90 days, before an annual meeting, unless we do not publicly disclose the date of the meeting at least 85 days before the date that the meeting is scheduled to be held, in which case our Secretary must receive the stockholder’s notice within 10 days after we publicly disclose the meeting date.  A stockholder’s notice nominating one or more director candidates must state as to each such candidate —

•                  the name, age, business address and residence address of the candidate,

•                  the principal occupation or employment of the candidate,

•                  the number of shares of our common stock that the candidate beneficially owns, and

•                  any other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including without limitation the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

The stockholder’s notice must also state the name and address of the stockholder, as they appear on our books, and the number of shares of our common stock that the stockholder beneficially owns.  We will disregard a purported nomination that does not comply with these procedures in our Bylaws.  We did not receive such a notice from any stockholder for our 2007 annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the Securities and Exchange Commission.  SEC regulations require such persons to furnish us with copies of all section 16(a) reports that they file.  Based solely on our review of the copies of such reports that we received and written representations from the executive officers and directors, we believe that in 2006 our directors and officers and 10% stockholders met all of the section 16(a) filing requirements regarding our common stock.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to our Chief Executive Officer and our Chief Financial Officer, as well as all other of our and our subsidiaries’ employees.  This code of ethics is posted on our website at http://www.simpsonmfg.com/about/ethics.html.  We will provide a printed copy of the code of ethics to any stockholder on request.

OTHER BUSINESS

Our Board of Directors does not presently intend to bring any other business before the meeting.  So far as our Board of Directors is aware, no matters will be brought before the meeting except as specified in the notice of the meeting.  The persons that you will appoint as your proxies in the enclosed form intend to vote according to their judgment on any other business that properly comes before the meeting.

DISCLAIMER REGARDING INCORPORATION BY REFERENCE OF THE REPORTS OF
THE AUDIT AND COMPENSATION COMMITTEES

THE INFORMATION SHOWN IN THE SECTIONS ENTITLED “REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS” AND “REPORT OF THE COMPENSATION COMMITTEE AND BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION” SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING BY SIMPSON MANUFACTURING CO., INC. WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT SIMPSON MANUFACTURING CO., INC. INCORPORATES THIS INFORMATION BY SPECIFIC REFERENCE, AND SUCH INFORMATION SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

STOCKHOLDER PROPOSALS

We must receive stockholder proposals for inclusion in our proxy statement and form of proxy relating to our 2008 Annual Meeting of Stockholders a reasonable time before we begin our solicitation, and in any event not later than November 17, 2007.

BY ORDER OF THE BOARD

Michael J. Herbert
Secretary

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.  YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
SIMPSON MANUFACTURING CO., INC.

The undersigned hereby appoints Barclay Simpson and Thomas J Fitzmyers, and each of them, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote on behalf of the undersigned all shares of the common stock of Simpson Manufacturing Co., Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 16, 2007, at 5956 W. Las Positas Blvd., Pleasanton, California, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such common stock, and the undersigned authorizes and instructs said proxies to vote as indicated on the reverse side hereof. The shares represented by this proxy will be voted as directed, or if directions are not indicated, will be voted for the election as director of the person listed on this proxy, in the manner described in the proxy statement.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)	SEE REVERSE SIDE

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Follow these four easy steps:	Follow these four easy steps:

1. Read the accompanying Proxy Statement and Proxy Card.	1. Read the accompanying Proxy Statement and Proxy Card.

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3. Enter your 14-digit Voter Control Number located on you Proxy Card above your name.	3. Enter your 14-digit Voter Control Number located on you Proxy Card above your name.

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DETACH HERE

☒          Please mark votes as in this example

The Board of Directors recommends a vote FOR the nominee in proposal 1, and a vote FOR proposal 2.

Unless otherwise specified, this proxy will be voted for the nominee listed below as director and for proposal 2, and will be voted in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof. Such other matters are not related.

			FOR	AGAINST	ABSTAIN
1. Election of a Director to serve for a three-year term		2. Ratification of the	☐	☐	☐
selection of
Nominee: (01) Peter N. Louras, Jr.		PricewaterhouseCoopers
LLP as independent
FOR ☐	☐ WITHHOLD	registered public
NOMINEE	FROM	accounting firm
NOMINEE

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

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Signature:	Date:	Signature:	Date: